Exhibit 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the quarter ended March 31, 2026.

Financial Highlights Q3, 2025-26

●	Company posted net revenues of PKR 3,247 million compared to PKR 2,287 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 1,932 million compared to PKR 858 million in the corresponding period

●	Company reported a net profit of PKR 1,127 million compared to PKR 177 million last year

Revenues for the quarter ended March 31, 2026 increased significantly to PKR 3,247 million, up 42% from revenues of PKR 2,287 million reported in the same quarter of last fiscal year. This increase is mainly due to increase in the subscription and support revenue as well as recognition of one time license fee upon renewal of a four year contract with a German auto finance company. The Company’s gross profit increased by 125% to PKR 1,932 million compared to PKR 858 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 1,127 million or an EPS of PKR 12.94 per diluted share in comparison of a net profit of PKR 177 million or an EPS of PKR 2.03 per diluted share in the same quarter of fiscal 2025.